EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
06/11/2008	Sale	$11.17	3000
06/11/2008	Sale	11.18	48000
06/11/2008	Sale	11.19	100
06/12/2008	Sale	11.18	18800
06/12/2008	Sale	11.185	1200
06/12/2008	Sale	11.19	5000
06/12/2008	Sale	11.20	15000
06/12/2008	Sale	11.21	42000
06/12/2008	Sale	11.22	6430
06/13/2008	Sale	11.21	22500
06/13/2008	Sale	11.22	57500
06/13/2008	Sale	11.23	21300
06/16/2008	Sale	11.22	10000
06/16/2008	Sale	11.23	35900
06/16/2008	Sale	11.24	34800
06/16/2008	Sale	11.25	2091